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                                                                   Exhibit h(ii)


                                                                  EXECUTION COPY

                               AMENDMENT No. 1 TO
                            ADMINISTRATION AGREEMENT

     AMENDMENT No. 1, made as of August 1, 2002, to the Administration Agreement dated as of January 11, 1994 between W.P. Stewart & Co. Growth Fund, Inc., a Maryland corporation (the "Fund) and State Street Bank and Trust Company, a Massachusetts trust company (the "Bank").

     WHEREAS, the Fund and the Bank have entered into an Administration Agreement for the provision by the Bank of certain administrative services to the Fund and;

     WHEREAS, the Fund and the Bank wish to amend the Administration Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1. Section 4 entitled "Administration Services" shall be deleted in its entirety and replaced with the following:

       "4. Administration Services

           The Bank shall discharge the responsibilities set forth in Schedule B and Schedule B-2 hereof subject to the control of the Fund in accordance with procedures established from time to time between the Fund and the Bank.

           The Bank and the Fund agree that all services provided hereunder are subject to review and correction by the Fund's accountants and/or legal counsel and the services provided by the Bank shall not constitute the practice of public accountancy or law."

     This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the prior agreement, this Amendment shall control, but the prior agreement shall otherwise remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

W.P. STEWART & CO. GROWTH FUND, INC.        STATE STREET BANK AND TRUST COMPANY



By: /s/ Peter H. Jennison                   By: /s/ Alan D. Greene
   ----------------------------------          --------------------------------
Name:  Peter H. Jennison                    Name:  Alan D. Greene
Title: President                            Title: Executive Vice President